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                                                                Exhibit 27(h)vic


                      AMENDMENT TO PARTICIPATION AGREEMENT

         This AMENDMENT TO PARTICIPATION AGREEMENT (the "Amendment") is made and entered into as of this 16th day of June 2003, by and among TRANSAMERICA LIFE INSURANCE COMPANY, on its own behalf and on behalf of each separate account of the Company identified in the Participation Agreement (as defined below), THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (the "Fund") and MORGAN STANLEY INVESTMENT MANAGEMENT INC. (formerly, MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT INC.) (the "Adviser").

         WHEREAS, the Company, the Fund, the Adviser and Morgan Stanley Investments LP (formerly, Miller Anderson & Sherrerd, LLP) ("MSI") have entered into a Participation Agreement dated as of October 9, 2000, as such agreement may be amended from time to time (the "Participation Agreement"); and

         WHEREAS, effective May 1, 2002, MSI assigned to the Adviser all of the rights and obligations of MSI under the Participation Agreement and the Adviser accepted assignment of such rights and assumed corresponding obligations from MSI on such terms; and

         WHEREAS, the Company, the Fund and the Adviser wish to amend the Participation Agreement in certain respects.

         NOW, THEREFORE, in consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Fund and the Adviser agree to amend the Participation Agreement as follows:

         1. Schedule A of the Participation Agreement is deleted and replaced in its entirety with the attached Schedule A.

         2. Except as provided herein, the Participation Agreement shall remain in full force and effect. This Amendment and the Participation Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any conflict between the terms of this Amendment and the Participation Agreement, the terms of this Amendment shall control.

         4. This Amendment may be amended only by written instrument executed by each party hereto.

         5. This Amendment shall be effective as of the date written above.

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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Amendment to be executed in its name and on its behalf by its duly authorized representative and its seal hereunder affixed hereto as of the date specified above.

TRANSAMERICA LIFE INSURANCE COMPANY

By: ______________________________________________
    Name:
    Title:

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

By: _____________________________________________
    Name:  Ronald E. Robison
    Title: President

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By: _____________________________________________
    Name:  Ronald E. Robison
    Title: Managing Director

                                        2

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                                   SCHEDULE A

                   SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

      NAME OF SEPARATE ACCOUNT AND                 FORM NUMBER AND NAME OF
DATE ESTABLISHED BY BOARD OF DIRECTORS       CONTRACT FUNDED BY SEPARATE ACCOUNT
--------------------------------------       -----------------------------------
PFL Corporate Account One                    Advantage V
Established October 10, 1998                 Policy No. WL 712 136 84 798

Transamerica Corporate Separate Account      Advantage X
Sixteen Established June 16, 2003            Policy No. EM VC1 TL703